Exhibit 99.3

Contacts:	Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Stapleton Communications Inc.
(650) 470-0200

AXT, Inc. Announces New Organizational Structure

Company Creates New Positions of Chief Operating Officer and Chief Technology Officer

FREMONT, Calif. - June 30, 2005 - AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates and raw materials for the compound semiconductor industry, today announced a new organizational structure including the creation of two new positions:  chief operating officer and chief technology officer.

Minsheng Lin will join the company as chief operating officer, effective July 11.  Lin will oversee all of the company’s day to day operations, including the facilities in both Fremont, California and Beijing, China.  Lin brings to AXT more than 30 years of experience in the silicon and other related semiconductor industries, with an emphasis in international operations/manufacturing and quality functions.  His executive biography is listed below.

Morris S. Young, Ph.D., formerly CEO of the company’s China operations, will assume the role of chief technology officer and be responsible for research and development, and focus on the enhancement of AXT’s product technology.  Young, a founder of AXT, pioneered the commercialization of AXT’s vertical gradient freeze (VGF) technology, the technology that has since become the industry standard.  Young is also a member of the company’s Board of Directors.

Davis Zhang, formerly president of AXT’s China operations, will become president of AXT’s Joint Venture Operations.  Zhang, also a founder of AXT, will be responsible for the development of AXT’s emerging joint venture operations.  Currently, AXT has joint ventures in 99.99% pure gallium (4N Ga), high purity gallium, arsenic, germanium, germanium dioxide, paralytic boron nitride (pBN) crucibles, and boron oxide. AXT’s ownership interest in these entities ranges from 25 percent to 88 percent.

The company also announced the appointment of Robert G. Ochrym as senior sales director.  Ochrym will be responsible for expanding the North American and European markets for AXT and assist in its worldwide raw material sales.  He joins AXT with more than 25 years of experience in substrates, raw materials and device sales, with a strong track record of increasing sales performance.  His executive biography also follows below.

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Lin, Young, and Zhang, in addition to Wilson W. Cheung, chief financial officer, will report to Phil Yin, chief executive officer.

“I am extremely pleased to announce our new organizational structure,” said Phil Yin, chief executive officer.  “This structure enables AXT to maximize the expertise and skill sets of our team while placing enhanced emphasis on manufacturing, production and quality, and quality systems improvements.  This structure also integrates the operation of our China facility more closely with our Fremont operations and allows us to focus more closely on two important elements of our future success, our technology development and our growing joint venture operations.”

New Executive Biographies

Minsheng Lin

Prior to AXT, Minsheng Lin was at Helitek Company Ltd., a leading global silicon producer, where he held executive level positions in operations and sales and marketing.  Lin was responsible for starting up the company’s Taiwan operation and ramping up manufacturing and sales to mass production levels.  He also set up a total quality management system and achieved ISO9002 and QS9000 certifications for Helitek’s Taiwan operations.  Under his direction, Helitek reduced customer complaints to near zero, achieved better than 95 percent on-time delivery, minimized manufacturing costs and improved gross margins.

Prior to Helitek, Lin was director of facilities and quality assurance at MEMC Electronic Materials, Inc.  In this position, Lin designed, constructed and commenced the company’s Taiwan facilities on time and within budget.  He set up a new quality team through local hiring and intensive training and established a total quality management system.  Prior to this, Lin held other senior level operations, quality and engineering positions with MEMC Electronic Materials, Inc., National Semiconductor Corporation (Malaysia) and Nippon Electric Company.  Lin received his undergraduate and masters degrees in electronics engineering from the University of Tokyo.

Robert G. Ochrym

Prior to AXT, Robert Ochrym was national sales manager at Aixtron, Inc., where he was responsible for North American sales and marketing functions.  Prior to Aixtron, Ochrym held various positions in sales and marketing, business development and product management at Uniroyal Optoelectronics, Northrop Grumman and Rhone-Poulenc. Ochrym received his undergraduate degree from Le Moyne College in Syracuse, New York.  Ochrym is currently on the standards committee of SEMI for Electronic Materials (gallium arsenide).

“Minsheng and Bob will play critical roles in refining our manufacturing, quality assurance and market and sales penetration strategies,” said Phil Yin, chief executive officer.  “I have known and worked with each of them for many years and am confident that they can contribute immediately to AXT’s manufacturing and sales organizations.”

About AXT, Inc.

AXT is a leading producer of high-performance compound semiconductor substrates for the fiber optics and communications industries. The company’s proprietary Vertical Gradient freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. For more information, see AXT’s website at http://www.axt.com. The company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling
(510) 683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

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